Exhibit 99

Uroplasty Reports Fiscal Fourth Quarter and Full Year Results

~ Global Urgent PC Revenue Up 34% in Q4 ~
~ Total Revenue Up 15% in Q4 ~

MINNEAPOLIS, May 15, 2014 -- Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the fiscal 2014 fourth quarter and full year ended March 31, 2014.

Global revenue from the Company’s Urgent® PC Neuromodulation System grew 34% to $4.1 million, as compared to $3.1 million in the fourth quarter of the prior year.  Sales of Urgent PC in the U.S. were up 27% in the fourth quarter while sales of Urgent PC in international markets were up 74%.

Total global revenue for the fiscal fourth quarter 2014 was $6.4 million, up 15% from the same quarter in the prior year. Total domestic net revenue grew 13% to $4.5 million, as compared with $4.0 million during the year ago period while net international revenue grew 20% to $1.8 million, as compared with $1.5 million the fiscal fourth quarter of the prior fiscal quarter.

“Urgent PC continues to gain traction in both the U.S. and international markets, which led to the first quarter ever with revenue in excess of $4.0 million for this product line,” said Rob Kill, President and Chief Executive Officer of Uroplasty.  “While our execution improved throughout the year, we still have work to do in order to maximize our opportunities.  We will continue to invest in sales and marketing to support continued growth in Urgent PC.  Additionally, we will invest in R&D initiatives to expand our product offerings.  We are excited about the potential of Urgent PC to treat fecal incontinence, and based on the encouraging early results in our pilot study, we expect to begin enrollment later this fiscal year for a pivotal trial on the use of Urgent PC to treat this debilitating condition impacting nearly 30 million Americans.”

The Company generated a gross margin of 87.7% in the fiscal fourth quarter compared with 86.5% in the same quarter a year ago.  Operating expenses for the period totaled $6.7 million compared to $5.8 million in the same quarter last year and were up $0.4 million as compared to the fiscal third quarter of 2014.  The increased operating expenses resulted from the expansion and full staffing of the sales team.

The operating loss of $1.1 million in the fiscal fourth quarter compares with a $1.0 million operating loss in the same quarter last year.  Excluding non-cash charges for share-based compensation and depreciation and amortization expense, the non-GAAP operating loss was $0.8 million in the fourth quarter of fiscal 2014, compared with a $0.5 million non-GAAP operating loss in the fourth quarter a year ago.

For the year ended March 31, 2014, total revenue grew 10% to $24.6 million, reflecting a 10% increase in U.S. revenue and a 9% increase in international revenue. Revenue from Urgent PC increased 17% to $12.3 million in the United States and increased 29% to $2.7 million in international markets.  At March 31, 2014, cash, cash equivalents and cash investments totaled $12.1 million.

Reimbursement Update

Three new payers have recently written positive coverage policies for Percutaneous Tibial Nerve Stimulation (PTNS) delivered via Urgent PC for treatment of overactive bladder (OAB) and associated symptoms of urinary urgency, urinary frequency and urge incontinence.

Blue Cross Blue Shield of Michigan, Premera Blue Cross and UPMC Health Plan each now have positive coverage policies for PTNS.   Blue Cross Blue Shield of Michigan is the largest provider in the state of Michigan and covers 5.6 million members.  Premera Blue Cross provides coverage in Washington and Alaska and covers 1.6 million members.  UPMC Health Plan is a leading network in Western Pennsylvania and the surrounding area and covers 2.2 million members.

"These positive coverage decisions continue to demonstrate the growing appreciation for the clinical benefits and cost effectiveness of Urgent PC in treating patients with OAB," said Dan Merz, Vice President of Healthcare Affairs.  "We now have approximately 119 million lives covered by private payers and over 40 million Medicare beneficiaries with access to Urgent PC therapy."

Fiscal 2015 Expectations

Management expects total revenue growth in Fiscal 2015 to range from 9% to 12%, or revenue of $26.8 million to $27.6 million.  Total Urgent PC revenue is expected to grow approximately 15% in fiscal 2015 while total Macroplastique revenue is expected to be similar to fiscal 2014.

Excluding non-cash charges for share-based compensation and depreciation and amortization expense, the fiscal 2015 non-GAAP operating loss is projected to range from $3 million to $4 million. This guidance assumes ongoing base business investments in the U.S. sales force and marketing programs, research and development, as well as clinical initiatives.

Conference Call

Uroplasty will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Rob Kill, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the call. Individuals wishing to participate in the conference call should dial 877-941-8609. No passcode is necessary.  To access a live webcast of the call, go to Uroplasty’s website at www.uroplasty.com and click on the Investor Relations section.

An audio replay will be available for 30 days following the call at 800-406-7325 with the passcode 4682013#.  An archived webcast will also be available at investor.uroplasty.com.

About Uroplasty, Inc.

Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a global medical company committed to offering transformative treatment options to specialty physicians.  Our products are designed to help providers change the lives of their voiding dysfunction patients and strengthen the efficiency of their practices. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only commercially available FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information

This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC.  In particular, we cannot be certain that we will ever achieve sustained profitability, that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment or that existing carriers and payers will not change their coverage decisions, that the rate of adoption of our products by new customers will continue, or that any of the other risks identified in our 10-K will not adversely affect our expectations as described in these forward-looking statements.

For Further Information:

Uroplasty, Inc.
Brett Reynolds, SVP and CFO
952.426.6152

EVC Group
Leigh Salvo (Investors)
415.568.9348 or
Doug Sherk
415.652.9100
Janine McCargo (Media)
646.688.0425

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	March 31		March 31
	2014	2013	2014	2013

Net sales	$6,360,735	$5,540,586	$24,577,126	$22,417,980
Cost of goods sold	781,655	750,165	3,049,811	3,014,886

Gross profit	5,579,080	4,790,421	21,527,315	19,403,094

Operating expenses
General and administrative	1,356,133	1,009,580	6,522,388	4,187,819
Research and development	716,610	719,282	2,151,257	2,415,123
Selling and marketing	4,625,140	3,814,194	18,121,732	15,238,600
Amortization	8,115	215,862	30,462	862,833
	6,705,998	5,758,918	26,825,839	22,704,375

Operating loss	(1,126,918)	(968,497)	(5,298,524)	(3,301,281)

Other income (expense)
Interest income	3,520	10,203	22,095	46,039
Interest expense	-	(695)	-	(707)
Foreign currency exchange gain (loss)	(222)	5,005	(4,762)	1,573
	3,298	14,513	17,333	46,905

Loss before income taxes	(1,123,620)	(953,984)	(5,281,191)	(3,254,376)

Income tax expense	21,866	14,958	71,899	50,770

Net loss	$(1,145,486)	$(968,942)	$(5,353,090)	$(3,305,146)

Basic and diluted net loss per common share	$(0.05)	$(0.05)	$(0.25)	$(0.16)

Weighted average common shares outstanding:
Basic and diluted	21,366,881	20,803,530	21,118,258	20,777,238

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2014	March 31, 2013

Assets
Current assets:
Cash and cash equivalents	$8,681,609	$3,533,864
Short-term investments	3,451,086	7,936,605
Accounts receivable, net	2,875,275	2,553,447
Inventories	517,217	718,933
Other	507,299	566,536
Total current assets	16,032,486	15,309,385

Property, plant and equipment, net	997,609	1,033,085
Intangible assets, net	119,980	100,502
Long-term investments	-	3,451,711
Deferred tax assets	150,971	146,052
Total assets	$17,301,046	$20,040,735
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$904,879	$618,916
Current portion – deferred rent	2,917	35,000
Income tax payable	21,922	7,729
Accrued liabilities:
Compensation	1,999,966	1,550,846
Other	479,373	476,287
Total current liabilities	3,409,057	2,688,778

Deferred rent – less current portion	171	5,141
Accrued pension liability	678,118	660,580

Total liabilities	4,087,346	3,354,499

Total shareholders’ equity	13,213,700	16,686,236

Total liabilities and shareholders’ equity	$17,301,046	$20,040,735

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended March 31
	2014	2013
Cash flows from operating activities:
Net loss	$(5,353,090)	$(3,305,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	353,238	1,152,929
(Gain) loss on disposal of equipment	(2,872)	7,617
Amortization of premium on marketable securities	8,341	47,559
Share-based consulting expense	-	1,623
Share-based compensation expense	1,436,270	810,016
Deferred income tax expense	6,498	(29,053)
Deferred rent	(37,053)	(36,902)
Changes in operating assets and liabilities:
Accounts receivable, net	(257,794)	108,495
Inventories	207,050	(25,370)
Other current assets	63,899	(205,778)
Accounts payable	281,104	30,925
Accrued compensation	436,765	(25,301)
Accrued liabilities, other	6,472	164,176
Accrued pension liability, net	(51,000)	79,598
Net cash used in operating activities	(2,902,172)	(1,224,612)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale investments	7,930,000	4,200,000
Proceeds from maturity of held-to-maturity investments	-	6,920,000
Purchases of available-for-sale marketable investments	-	(8,425,034)
Purchases of held-to-maturity marketable investments	-	(2,500,000)
Purchases of property, plant and equipment	(248,105)	(189,929)
Proceeds from sale of property, plant and equipment	6,773	5,591
Payments for intangible assets	(49,940)	(17,455)
Net cash provided by (used in) investing activities	7,638,728	(6,827)

Cash flows from financing activities:
Proceeds from exercise of options	359,502	150,000
Net cash provided by financing activities	359,502	150,000

Effect of exchange rate changes on cash and cash equivalents	51,687	(37,923)

Net increase in cash and cash equivalents	5,147,745	(1,119,362)

Cash and cash equivalents at beginning of period	3,533,864	4,653,226

Cash and cash equivalents at end of period	$8,681,609	$3,533,864

Non-GAAP Financial Measures:  The following table reconciles our operating loss calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, depreciation and amortization from gross profit, operating expenses and operating loss.  The non-GAAP financial measures used by management and disclosed by us are not a substitute for, nor superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies.  Therefore, our non-GAAP financial measures may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP financial measures described above to the most directly comparable GAAP financial measures.

We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are important indicators of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use these measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Our non-GAAP operating loss for the three months ended March 31, 2014 and 2013 was approximately $814,000 and $477,000, respectively.  Our non-GAAP operating loss for fiscal 2014 and 2013 was approximately $3,510,000 and $1,336,000, respectively.  The fiscal 2014 increase in non-GAAP operating loss is attributed to the increase in operating spending (including $1.4 million of cash costs related to our review of internal control over financial reporting and executive management changes), offset partially by the increase in net sales and gross profit percent.

		Expense Adjustments
Three-Months Ended	GAAP	Share-based Expense	Depreciation	Amortization of Intangibles	Non-GAAP
March 31, 2014
Gross profit	$5,579,000	$6,000	$7,000	$-	$5,592,000
% of net sales	87.7%				87.9%
Operating expenses
General and administrative	1,356,000	(166,000)	(47,000)	-	1,143,000
Research and development	717,000	(15,000)	(1,000)	-	701,000
Selling and marketing	4,625,000	(39,000)	(24,000)	-	4,562,000
Amortization	8,000	-	-	(8,000)	-
	6,706,000	(220,000)	(72,000)	(8,000)	6,406,000

Operating loss	$(1,127,000)	$226,000	$79,000	$8,000	$(814,000)

March 31, 2013
Gross profit	$4,790,000	$8,000	$8,000	$-	$4,806,000
% of net sales	86.5%				86.8%
Operating expenses
General and administrative	1,009,000	(133,000)	(50,000)	-	826,000
Research and development	719,000	(14,000)	(1,000)	-	704,000
Selling and marketing	3,814,000	(47,000)	(14,000)	-	3,753,000
Amortization	216,000	-	-	(216,000)	-
	5,758,000	(194,000)	(65,000)	(216,000)	5,283,000

Operating loss	$(968,000)	$202,000	$73,000	$216,000	$(477,000)

		Expense Adjustments
Year Ended	GAAP	Share-based Expense	Depreciation	Amortization of Intangibles	Non-GAAP
March 31, 2014
Gross profit	$21,527,000	$27,000	$33,000	$-	$21,587,000
% of net sales	87.6%				87.8%
Operating expenses
General and administrative	6,522,000	(1,117,000)	(200,000)	-	5,205,000
Research and development	2,151,000	(51,000)	(4,000)	-	2,096,000
Selling and marketing	18,123,000	(241,000)	(86,000)	-	17,796,000
Amortization	30,000	-	-	(30,000)	-
	26,826,000	(1,409,000)	(290,000)	(30,000)	25,097,000

Operating loss	$(5,299,000)	$1,436,000	$323,000	$30,000	$(3,510,000)

March 31, 2013
Gross profit	$19,403,000	$31,000	$34,000	$-	$19,468,000
% of net sales	86.6%				86.8%
Operating expenses
General and administrative	4,188,000	(473,000)	(196,000)	-	3,519,000
Research and development	2,415,000	(54,000)	(3,000)	-	2,358,000
Selling and marketing	15,238,000	(254,000)	(57,000)	-	14,927,000
Amortization	863,000	-	-	(863,000)	-
	22,704,000	(781,000)	(256,000)	(863,000)	20,804,000

Operating loss	$(3,301,000)	$812,000	$290,000	$863,000	$(1,336,000)